                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Home Shopping Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (HOME SHOPPING NETWORK LOGO)
                                                                  March 30, 1995

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Home Shopping Network, Inc. to be held at the Holiday Inn St.
Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida, on May 10, 1995, at 10:00 a.m., Eastern Daylight Time.

     Matters to be considered and acted upon at the annual meeting include: (i) the election of directors; (ii) the appointment of independent auditors; and
(iii) such other matters as may properly come before the meeting.

     Information concerning the matters to be considered and voted upon at the annual meeting is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to review the attached material carefully and complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope.

     We appreciate your cooperation and hope to see you at the annual meeting.

                                          Sincerely,

                                          GERALD F. HOGAN
                                          ---------------
                                          GERALD F. HOGAN
                                          President and Chief Executive Officer

                          HOME SHOPPING NETWORK, INC.
                            2501 118TH AVENUE NORTH
                         ST. PETERSBURG, FLORIDA 33716

                             ---------------------

                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                           TO BE HELD ON MAY 10, 1995

                             ---------------------

TO STOCKHOLDERS OF HOME SHOPPING NETWORK, INC.:

     Notice is hereby given that the annual meeting of stockholders of Home Shopping Network, Inc. (the "Company") will be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida on May 10, 1995, at 10:00 a.m., Eastern Daylight Time for the following purposes:

          1. To elect seven directors of the Company to hold office until the next annual meeting of stockholders or until their successors have been duly elected;

          2. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending December 31, 1995; and

          3. To act upon, as determined in the best judgment of the President and Chief Executive Officer of the Company, such other matters as may properly come before the annual meeting.

     The close of business on March 13, 1995, has been fixed as the record date (the "Record Date") for the meeting. All stockholders of record at that date are entitled to vote at the meeting. A list of stockholders of record as of the Record Date will be available for examination by stockholders prior to the annual meeting at the offices of the Company, 2501 118th Avenue North, St. Petersburg, Florida 33716.

                                          By the Order of the Board of
                                          Directors,

                                          BARRY AUGENBRAUN
                                          ----------------
                                          BARRY AUGENBRAUN
                                          Secretary

     All holders of Common Stock are urged to complete, sign and date the enclosed proxy and promptly return it to the Company in the enclosed postage paid envelope. If you are present at the meeting and desire to vote in person or for any reason desire to revoke your proxy, you may do so at any time before it is voted.

     Please sign your proxy exactly as your name appears on the enclosed proxy card.

                          HOME SHOPPING NETWORK, INC.
                            2501 118TH AVENUE NORTH
                         ST. PETERSBURG, FLORIDA 33716
                             ---------------------

                                PROXY STATEMENT
                                 MARCH 30, 1995
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 1995
                             ---------------------

PLACE OF ANNUAL MEETING

     The annual meeting (the "Annual Meeting") of stockholders of the Company will be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida on May 10, 1995, at 10:00 a.m., Eastern Daylight Time.

PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, stockholders will be asked to elect seven directors to the Company's Board of Directors. Stockholders will also be asked to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1995.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only holders of record of Home Shopping Network, Inc. Common Stock, $.01 par value (the "Common Stock"), and Class B Common Stock, $.01 par value (the "Class B Common Stock"), at the close of business on March 13, 1995, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 70,594,329 shares of Common Stock (net of shares held in treasury), 20,000,000 shares of Class B Common Stock outstanding and entitled to vote and 8,710 stockholders of record. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock is necessary to constitute a quorum for the matters to be submitted to stockholders at the Annual Meeting. See "Solicitation And Voting."

REQUIRED VOTE

     Each share of Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to ten votes, voting together with the Common Stock as one class, on the matters to be considered by stockholders at the annual meeting. The holders of Common Stock are entitled, however, to elect 25% of the directors voting as a separate class. Accordingly, holders of Common Stock, voting as a separate class, shall elect two directors. The holders of Common Stock and the holders of Class B Common Stock shall together elect five directors.
                             ---------------------

     THE PROXY MATERIAL IS BEING MAILED TO STOCKHOLDERS COMMENCING ON OR ABOUT APRIL 4, 1995.

     The Company's By-laws provide that when a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the voting securities having voting power present in person or represented by proxy shall be necessary to decide a matter brought before such meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a negative vote with respect to the matters submitted for consideration of the Company's stockholders at the Annual Meeting.

SOLICITATION AND VOTING

     The enclosed proxy to be used at the Annual Meeting is solicited by, and on behalf of, the Board of Directors of the Company. If a proxy is properly executed and returned in the form enclosed, shares represented thereby will be voted in favor of Items 1 and 2 except to the extent other directions are given in the proxy. Any other matters which may properly come before the Annual Meeting will be considered and voted upon in the best judgment of the President and Chief Executive Officer of the Company, Gerald F. Hogan, who will serve as the proxy agent.

     Any stockholder who executes a proxy may revoke it at any time before it is voted by notifying the President and Chief Executive Officer of the Company in writing of the revocation or by oral notice to the presiding officer during the Annual Meeting.

     Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, by telephone or telecopier, by officers and regular employees of the Company. The Company has engaged the services of Corporate Investor Communications at a cost of approximately $5,000 in connection with services to be rendered prior to the Annual Meeting.

                               CHANGE IN CONTROL

     On August 4, 1994, Liberty Media Corporation ("Liberty") and Tele-Communications, Inc. ("Old TCI") consummated a business combination resulting in Old TCI and Liberty becoming wholly-owned subsidiaries of a newly formed holding company, which has been renamed Tele-Communications, Inc. ("TCI"). As of the Record Date, there were 20,000,000 shares of Class B Common Stock and 70,594,329 shares of Common Stock outstanding (net of shares held in treasury) of which TCI beneficially owned 17,566,702 shares of Common Stock and 20,000,000 shares of Class B Common Stock, representing approximately 41.5% of the outstanding equity securities of the Company and approximately 80.4% of the voting power. Each share of Class B Common Stock is convertible into one share of Common Stock. Because fewer than 22,800,000 shares of Class B Common Stock are outstanding, as provided in the Company's Restated Certificate of Incorporation, TCI will vote together with the holders of Common Stock and will be entitled to ten votes for each share of Class B Common Stock. Accordingly, through its ownership of the Class B shares, TCI has the ability to control the vote on substantially all matters submitted to a vote of the Company's stockholders. However, the holders of common stock voting alone will elect 25% of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 13, 1995, information relating to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for election as a director,
(iii) the Company's Chief Executive Officer and the Executive Officers (as such term is hereinafter defined), and (iv) all officers and directors of the Company as a group:

                            NAME AND ADDRESS                                 NO. OF     PERCENT
                           OF BENEFICIAL OWNER                               SHARES     OF CLASS
-------------------------------------------------------------------------  ----------   --------
Tele-Communications, Inc.(1).............................................  17,566,702     24.9%
  5619 DTC Parkway
  Englewood, Colorado 80111
Dietche & Field Advisors, Inc............................................   4,542,000      6.4
  437 Madison Avenue
  21st Floor
  New York, New York 10022
Robert R. Bennett(2).....................................................           0       --
John M. Draper(2)........................................................      20,000        *
David F. Dyer(3).........................................................           0       --
J. Anthony Forstmann.....................................................           0       --
Leo J. Hindery, Jr.(4)...................................................      60,000        *
Gerald F. Hogan(5).......................................................      41,037        *
George C. McNamee(4).....................................................      70,000        *
Honore A. Le Brun, III(6)................................................      20,027        *
Michael W.D. McMullen(7).................................................      20,043        *
L. Douglas Bailey(8).....................................................      20,000        *
All officers and directors as a group (19 persons)(9)....................     497,179        *

---------------
* Percentage of shares beneficially owned does not exceed 1% of the class.

     The following table sets forth information relating to the beneficial ownership of the Company's Class B Common Stock as of March 13, 1995:

                            NAME AND ADDRESS                                 NO. OF     PERCENT
                           OF BENEFICIAL OWNER                               SHARES     OF CLASS
-------------------------------------------------------------------------  ----------   --------
Tele-Communications, Inc.(1).............................................  20,000,000     100%
  5619 DTC Parkway
  Englewood, Colorado 80111

---------------
(1) In addition to its 17,566,702 shares of Common Stock, TCI also is the beneficial owner of 20,000,000 shares of Class B Common Stock. All or any portion of such shares of Class B Common Stock may be converted at any time into an equal number of shares of Common Stock. If TCI were to convert all of its shares of Class B Common Stock into Common Stock, it would own, in total, 37,566,702 shares of Common Stock, or 41.5% of the total number of shares of Common Stock outstanding. Because each share of Class B Common Stock is entitled to 10 votes per share, TCI is the beneficial owner of shares representing approximately 80.4% of the voting power of the Company's Common Stock. The shares reported as beneficially owned by TCI in the Common Stock table and the

    Class B Common Stock table assume that none of the shares of Class B Common Stock beneficially owned by TCI have been converted into Common Stock.

(2) Messrs. Bennett and Draper are officers of Liberty. The share ownership totals for such persons do not include shares beneficially owned by TCI.

(3) Does not include 1,500,000 shares of Common Stock issuable upon exercise of unvested options granted pursuant to the Company's 1986 Stock Option Plan for Employees (the "Employee Option Plan").

(4) Includes 60,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Company's 1986 Stock Option Plan for Outside Directors (the "Directors Plan"). Does not include 30,000 shares of Common Stock issuable upon exercise of non-vested options granted pursuant to the Directors Plan. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Compensation of Outside Directors."

(5) Includes 41,037 shares of Common Stock issuable upon exercise of vested stock appreciation rights ("SARs") granted pursuant to Mr. Hogan's employment agreement, based upon the difference between the closing price of the Company's Common Stock on March 13, 1995, and the exercise price of the SARs. Does not include 492,438 non-vested SARs granted pursuant to Mr. Hogan's employment agreement. Does not include shares of Common Stock held by Mr. Hogan solely as custodian under the 1990 Executive Stock Award Program (the "Award Program"). See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements."

(6) Includes 20,000 shares of Common Stock issuable upon exercise of vested options pursuant to the Employee Option Plan and 27 shares held in the Company's Amended and Restated 401(k) Retirement Savings Plan ("the 401(k) Plan"). Does not include 80,000 shares of Common Stock issuable upon exercise of non-vested options.

(7) Includes 20,000 shares of Common Stock issuable upon exercise of vested options pursuant to the Employee Option Plan and 43 shares held by Mr. McMullen's son. Does not include 80,000 shares of Common Stock issuable upon exercise of non-vested options.

(8) Includes 20,000 shares of Common Stock issuable upon exercise of vested options pursuant to the Employee Option Plan. Mr. Bailey's employment with the Company terminated on December 31, 1994, and as a result, these vested options will expire on March 31, 1995, if not exercised.

(9) Includes 277,600 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Directors Plan and the Employee Option Plan. Includes 41,037 shares of Common Stock issuable upon exercise of vested SARs, based upon the difference between the closing price of the Company's Common Stock on March 13, 1995, and the exercise price of the SAR. Includes 2,215 shares held in the 401(k) Plan. Includes 39,000 non-vested shares of Common Stock granted pursuant to the Award Program. Does not include 2,198,900 shares of Common Stock issuable upon exercise of non-vested options granted pursuant to the Directors Plan and the Employee Option Plan and 492,438 non-vested SARs.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected by the stockholders of the Company to hold office until the Annual Meeting of stockholders for the year ending December 31, 1995, or until their respective successors have been elected. It is intended that proxies granted by stockholders in the form enclosed will be voted, unless otherwise directed, in favor of electing the following persons as directors: Messrs. Robert R. Bennett, John M. Draper, David F. Dyer, J. Anthony Forstmann, Leo J. Hindery, Jr., Gerald F. Hogan and George C. McNamee. Messrs. Forstmann and McNamee have been designated by the Board as nominees for the positions on the

Board to be elected by holders of Common Stock voting as a separate class. Election of the remaining directors requires the favorable vote by the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock, voting as a single class, present in person or represented by proxy and entitled to vote thereon at the meeting. In the event any nominee named herein for election as a director at the Annual Meeting is not available or willing to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein.

INFORMATION REGARDING DIRECTORS

     ROBERT R. BENNETT, 36, was appointed to the Board in February 1993. On August 11, 1993, he was named acting Chairman of the Board and on September 28, 1993, was named Chairman of the Board. Mr. Bennett is Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Liberty. Mr. Bennett joined Liberty in June 1990 as Vice President and Treasurer, was named Secretary in October 1990 and Senior Vice President in September 1991. Prior to joining Liberty, Mr. Bennett served as Director of Finance for TCI from 1987 until 1989 when he was appointed Vice President. Mr. Bennett resigned his position with TCI in March 1991. From 1982 to 1989, Mr. Bennett was employed by The Bank of New York in its Communications, Entertainment and Publishing Division.

     JOHN M. DRAPER, 56, was appointed to the Board in July 1993. Mr. Draper has served as Senior Vice President of Liberty since 1991. Prior to that time, he was employed by TCI for more than five years, most recently as Senior Vice President and General Counsel.

     DAVID F. DYER, 45, was appointed Chief Operating Officer on August 17, 1994 and appointed to the Board on September 21, 1994. Prior to joining the Company, Mr. Dyer served as Vice Chairman, Merchandising and Sales, and a member of the Board of Directors for Lands' End, Inc. Prior to joining Lands' End in 1989, Mr. Dyer was Senior Vice President, Merchandising and Marketing for Burdines, a division of Federated Department Stores. He began his retailing career at Burdines in 1972.

     J. ANTHONY FORSTMANN, 57, was appointed to the Board in April 1992. Mr. Forstmann is Co-Chairman of the Board of The National Registry Inc. ("NRI"). Mr. Forstmann served as a Managing Director of J.A. Forstmann & Co., a Los Angeles-based merchant banking firm, from October 1987 to October 1991. He co-founded Forstmann-Leff Associates, an institutional money management firm, in 1968 and was a Managing Director thereof from its inception until October 1987. Mr. Forstmann has been a Limited Partner of Forstmann Little & Co. since its inception in 1978, and is also a director of Cities in Schools, a non-profit corporation.

     LEO J. HINDERY, JR., 47, was appointed to the Board in July 1993. Mr. Hindery founded InterMedia Partners, a multi-system cable television operator, in 1988 and has served as Managing General Partner and Chief Executive Officer of InterMedia Partners and its affiliated entities ("InterMedia") since that time. Prior to 1988, Mr. Hindery served as the Chief Officer for Planning and Finance of The Chronicle Publishing Company. Prior to that, Mr. Hindery was employed by Becker Paribas Incorporated as Chief Financial Officer and Managing Director and earlier by Utah International Inc. Mr. Hindery is a Director of Certus Financial Corporation, Cable Telecommunications Association, Cabletelevision Advertising Bureau, Inc., and California Pacific Medical Center Foundation.

     GERALD F. HOGAN, 49, was appointed President and Chief Executive Officer on February 23, 1993, and was appointed to the Board on March 25, 1993. Prior to becoming President and Chief Executive Officer of the Company, Mr. Hogan served as Vice-Chairman of Whittle Communications since October 1990. Prior to October 1990, Mr. Hogan was an employee of Turner Broadcasting System, Inc. ("TBS") for 19 years and became a member of its Board of Directors in 1987. Prior to leaving TBS, Mr. Hogan was a Vice President of TBS and President of Turner Entertainment Networks, a subsidiary of TBS.

     GEORGE C. MCNAMEE, 48, was appointed to the Board in July 1993. Mr. McNamee is Chairman of First Albany Companies, Inc., the holding company for the investment banking firm, First Albany Corporation. Mr. McNamee has worked in the securities business for almost 25 years. He serves as Chairman of the Committee on Clearance and Settlement of the Securities Industry Association. Mr. McNamee is a Director of MapInfo Corporation.

BOARD OF DIRECTORS

     The Board of Directors of the Company held ten meetings during 1994 and acted by unanimous written consent on one occasion.

AUDIT COMMITTEE

     The Audit Committee, currently consisting of Messrs. Forstmann, Hindery and McNamee, is empowered to recommend to the Board independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; examine and make recommendations to the Board concerning the scope of audits; and review and approve the terms of transactions between the Company and related party entities. The Audit Committee consists of those members of the Board who are elected by holders of Common Stock, voting as a separate class and any other directors selected by the Board. During the year ended 1994, the Audit Committee met five times and acted by unanimous written consent once. KPMG Peat Marwick LLP served as the Company's auditors for the year ended December 31, 1994.

COMPENSATION/BENEFITS COMMITTEE

     The Compensation/Benefits Committee (the "Compensation Committee"), currently consisting of Messrs. Bennett, Draper and Hindery, is authorized to make recommendations to the Board with respect to executive salaries and bonuses and administers the 401(k) Plan, the Employee Option Plan, the Award Program, the Employee Stock Purchase Plans for full-time and part-time employees (the "Stock Purchase Plans"), and the Employee Equity Participation Plan, an employee stock ownership plan for non-executive employees of the Company (the "Equity Plan") adopted in 1994. The Compensation Committee met six times during 1994.

EXECUTIVE COMMITTEE

     The Executive Committee, currently consisting of Messrs. Bennett, Hindery and Hogan, is authorized, subject to certain limitations under Delaware law, to exercise all of the powers of the Board in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee acted by unanimous written consent two times during 1994.

NOMINATING COMMITTEE

     The Nominating Committee, currently consisting of Messrs. Bennett and Hogan, is authorized to recommend nominees to fill vacancies on the Company's Board and to recommend a slate of Directors to the stockholders of the Company for election at the annual meeting of stockholders. The Nominating Committee does not have a policy with respect to the consideration of nominees recommended by security holders. The Nominating Committee acted by unanimous written consent one time during 1994.

EXECUTIVE OFFICERS

     The following is a list of the current executive officers of the Company who do not serve on the Board:

     BARRY AUGENBRAUN, 55, was appointed Executive Vice President and General Counsel of the Company in September 1994. Immediately prior to joining the Company, he was an attorney in the law firm of Orrick, Herrington & Sutcliffe in New York City from 1991 until September 1994. From 1974 to 1991, he served as general counsel of the accounting firm of Laventhol & Horwath. Laventhol & Horwath filed a petition under Chapter 11 of the Federal Bankruptcy Code in November 1990.

     ROBERT F. BUCCOS, 42, was appointed Senior Vice President of Finance and Administration of Home Shopping Club, Inc. ("HSC") in November 1994. Prior to this appointment, he served as Vice President of Strategic Planning and Budgeting for the Company from 1990 to 1994. Mr. Buccos joined the Company in 1988 as Director of Financial Planning & Budgeting. Prior to joining the Company, Mr. Buccos was Assistant Controller for Maas Brothers/Jordan Marsh from 1986 to 1988, and from 1975 to 1986, he held various control and accounting positions with other divisions of Allied Stores Corporation.

     M. WADE DOWNS, 45, was appointed Senior Vice President of Corporate Research and Analysis for HSC in August 1994. Mr. Downs joined the Company in February 1987 and was promoted to Vice President in March 1988.

     BRIAN J. FELDMAN, 35, has served as Controller for the Company since December 1993. He served as Deputy Controller and Assistant Controller for the Company since May 1989.

     PETER J. HARDY, 58, has been Vice President of New Business Development for the Company since April 1993. Mr. Hardy served from 1975 through January 1993 as President of Hardy Investment Group which dealt in commercial real estate and personal computer merchandising. Mr. Hardy filed a petition under Chapter 7 of the Federal Bankruptcy Code in October 1994.

     PETER M. KERN, 27, has been Senior Vice President of Strategic Development and Corporate Finance since December 1993. He served as Vice President of Strategic Development and Assistant to the CEO for the Company from March 1993 to December 1993. Prior to joining the Company in March 1993, he served as Vice President of Corporate Finance and Strategic Development for Whittle Communications, L.P. Mr. Kern also worked at the New York investment banking firm, Bear, Stearns & Co., Inc.

     HONORE A. LE BRUN, III, 49, has been Executive Vice President of Affiliate Sales and Marketing since December 1993. Prior to joining the Company, he served as Senior Vice President of TV Food Network from January 1993 to December 1993. Prior to that appointment, he served concurrently as General Manager and President of Meridian Broadcasting Corporation, which filed in 1991 for protection under the Federal Bankruptcy Code, and General Manager and Vice President of Frey Communications South.

     KEVIN J. MCKEON, 38, has been Senior Vice President of Accounting and Finance and Treasurer since December 1993. He served as Controller of the Company from July 1992 to December 1993. Prior to that appointment, he served as Executive Director of Finance since May 1991. From December 1986 to September 1990, he served in various financial capacities for the Company. From September 1990 to March 1991, Mr. McKeon served as Vice President and Chief Financial Officer of Pharmacy Management Services, Inc. of Tampa, Florida.

     MICHAEL W. D. MCMULLEN, 52, has been President of the Company's International Division since August 1993. Prior to joining the Company, he founded Michael W.D. McMullen & Associates Inc., an international consulting company, in 1983. Previously, he worked with The Coca-Cola Company from 1969 until 1983 in the development of its international business.

     STELLA L. TAVILLA, 40, was appointed Chief Information Officer and Executive Vice President of Management Information Services in October 1994. Prior to this appointment, Ms. Tavilla served since September 1990 as Executive Vice President of Management Information Services. She served as Senior Vice President of Management Information Systems from October 1987 to September 1990. From June 1985 to October 1987, Ms. Tavilla served as Director of Management Information Systems for the Company.

     ROBERT THATCHER, 45, was appointed Senior Vice President of Fulfillment for HSC in December 1994. Prior to joining the Company, he was employed by The Limited, Inc. from 1978 to 1994. He served as Vice President of Victoria's Secret Catalogue distribution center from 1989 to 1994, and from 1978 to 1989, he served in various management capacities for Brylane Mail Order.

SECTION 16 REPORTS

     JOHN M. DRAPER filed one Form 4 stock ownership report reflecting a single transaction one day late.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF OUTSIDE DIRECTORS

     The Company pays an annual fee of $30,000 to each director who is not employed by the Company or an affiliate of the Company. It also pays each such director $1,000 for each meeting of the Board which he attends or $5,000 for each non-telephonic meeting in excess of six meetings (excluding telephonic meetings) in a year, plus reimbursement for all reasonable expenses incurred by such director in connection with his attendance at any meeting of the Board. Furthermore, the Company pays each member of a committee of the Board, who is not employed by the Company as an officer, $1,000 for each meeting of a committee of the Board which he attends ($500 if in conjunction with a Board meeting), plus reimbursement for any expenses incurred in connection with his attendance at any committee meeting. Each member of the Board who is also an employee of an affiliate is paid an annual fee of $10,000 and $1,000 for each Board or committee meeting which he attends ($500 for a committee meeting if in conjunction with a Board meeting) and also is reimbursed for all reasonable expenses incurred in connection with attending any meeting of the Board.

     The directors who are not employees of the Company also participate in the Directors Plan, pursuant to which each such director has been granted an option to purchase 90,000 shares of Common Stock. The exercise price of options granted under the Directors Plan is equal to the closing price of the Company's Common Stock on the date of election to the Company's Board. Such options become exercisable in three equal, annual increments beginning on the date of grant. Each option expires five years after it becomes exercisable. Directors commencing a sixth year of service on the Company's Board are granted an option to purchase an additional 90,000 shares of Common Stock, which options become exercisable in five equal, annual increments beginning on the date of grant. The exercise price of such options is the closing price of the Common Stock on the date of grant. Each option expires five years after it becomes exercisable. All options granted to a director under the Directors Plan expire 30 days after resignation or termination as a director. Under the Directors Plan, options to purchase 180,000 shares of Common Stock at an exercise price of $14.75 are held by two directors. Messrs. Bennett and Draper have waived their rights to participate in the Directors Plan.

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

     The following sets forth the annual and long-term compensation for services to the Company for the years ended December 31, 1994, and 1993, of those persons who were during the year ended December 31, 1994, (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated officers of the Company (the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION             -------------------------
                                         ---------------------------------------   RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
                                         YEAR    SALARY    BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
       NAME & PRINCIPAL POSITION         (1)      ($)       ($)        ($)(2)         ($)          (#)(3)          ($)
---------------------------------------- ----   --------   ------   ------------   ----------   ------------   ------------
Gerald F. Hogan......................... 1994    500,000       --       98,685         --                --        1,780(6)
  President and Chief Executive          1993    432,692       --      120,436         --           984,876          935(5)
  Officer                                1992         --       --           --         --                --           --

David F. Dyer........................... 1994    653,846       --           --         --         1,500,000          388(5)
  Chief Operating Officer(7)             1993         --       --           --         --                --           --
                                         1992         --       --           --         --                --           --


Honore A. Le Brun, III.................. 1994    199,195   75,000           --         --                --          502(5)
  Executive Vice President               1993     20,192       --           --         --           100,000           44(5)
  Affiliate Sales & Marketing            1992         --       --           --         --                --           --

Michael W. D. McMullen.................. 1994    220,000   50,000           --         --                --          554(5)
  President, HSN International           1993     91,384       --           --         --           100,000          489(5)
  Division                               1992         --       --           --         --                --           --

L. Douglas Bailey....................... 1994    225,000       --           --         --                --        1,117(6)
  President, Home Shopping               1993    196,154       --           --         --           100,000          424(5)
  Club(4)                                1992         --       --           --         --                --           --

---------------
(1) None of the Executive Officers were employed by the Company until 1993.

(2) Disclosure of perquisites and other personal benefits, securities or property received by an Executive Officer is required only in the event that the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total of the Executive Officer's salary and bonus for the year. The amounts set forth in this column represent reimbursements for relocation expenses and related taxes. Does not include the purchase by the Company of Mr. Hogan's and Mr. Dyer's homes. See "Employment Agreements."

(3) The amount listed represents the total number of shares of Common Stock underlying the options or SARs which were granted to the Executive Officer in that year.

(4) Mr. Bailey's employment with the Company terminated December 31, 1994. See "Employment Agreements."

(5) Represents the premiums paid by the Company to provide term life insurance. No cash surrender value is generated under these policies.

(6) Includes $520 which represents the purchase price of shares of Common Stock allocated under the 401(k) Plan. The remainder of this amount represents the premiums paid by the Company to provide term life insurance. No cash surrender value is generated under these policies.

(7) Mr. Dyer's salary includes $153,846 in base salary and $500,000 representing the partial forgiveness of a loan. See "Employment Agreements."

OPTION AND SAR GRANTS

     Set forth below is information with respect to options to purchase the Company's Common Stock and SARs granted to the Executive Officers during 1994 under the Employee Option Plan.

                 OPTION AND SAR GRANTS IN LAST FISCAL YEAR (1)

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                              NUMBER OF      % OF TOTAL                                     OF STOCK PRICE
                              SECURITIES    OPTIONS/SARS   EXERCISE                        APPRECIATION FOR
                              UNDERLYING     GRANTED TO    OR BASE                          OPTION TERM(2)
                             OPTIONS/SARS   EMPLOYEES IN    PRICE      EXPIRATION     ---------------------------
            NAME             GRANTED (#)    FISCAL YEAR     ($/SH)        DATE           5%($)          10%($)
---------------------------- ------------   ------------   --------   -------------   -----------     -----------
Gerald F. Hogan.............           --         --            --               --            --              --
David F. Dyer...............    1,500,000       45.2%         11.5     Aug.16, 2004    10,848,432      27,492,057
Honore A. Le Brun, III......           --         --            --               --            --              --
Michael W. D. McMullen......           --         --            --               --            --              --
L. Douglas Bailey...........           --         --            --               --            --              --

---------------
(1) Under the terms of the Employee Option Plan, the Compensation Committee retains discretion, subject to certain plan limitations, to modify the terms of the outstanding options and to reprice such options. All options are exercisable at the closing price of the Company's Common Stock on the date prior to the grant date. The exercise price and tax withholding obligations related to the exercise may be paid by cash or delivery of already-owned shares, subject to certain conditions. Under the Employee Option Plan, each option grant becomes exercisable in five equal, annual increments commencing one year from the grant date. Each such option expires ten years from the date of grant. In addition, each employee's option becomes fully exercisable in the event of a termination of employment, other than for cause, by the Company following a change in control of the Company.

(2) Potential realizable values are reported net of the option exercise price, but before taxes. These amounts represent certain assumed rates of appreciation and assumed holding periods. Actual gains, if any, on stock option or SAR exercise will be dependent upon the future performance of the Common Stock as well as the option or SAR holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION AND SAR EXERCISES

     Set forth below is information with respect to exercises of options under the Employee Option Plan and SARs by the Executive Officers during 1994 and the year end value of all unexercised options and SARs held by such persons.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                 OPTIONS/SARS AT FISCAL       THE-MONEY OPTIONS/SARS AT
                                    SHARES                            YEAR END (#)             FISCAL YEAR END ($)(1)
                                 ACQUIRED ON       VALUE       ---------------------------   ---------------------------
             NAME                EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  ------------   ------------   -----------   -------------   -----------   -------------
Gerald F. Hogan................        0             --          246,219         738,657        430,883       1,292,650
David F. Dyer(2)...............        0             --               --       1,500,000             --              --
Honore Le Brun, III(2).........        0             --           20,000          80,000             --              --
Michael W. D. McMullen(2)......        0             --           20,000          80,000             --              --
L. Douglas Bailey(3)...........        0             --           20,000              --         30,000              --

---------------
(1) Represents the difference between the closing price of the Company's Common Stock on December 31, 1994 and the exercise price of the option/SAR.

(2) The exercise price of the option is greater than the market closing price of the Common Stock on December 31, 1994.

(3) Mr. Bailey's employment with the Company terminated on December 31, 1994. Options to purchase 80,000 shares of Common Stock granted on March 15, 1993 were cancelled on December 31, 1994. Mr. Bailey's 20,000 shares of vested options will expire on March 31, 1995, if not exercised.

EMPLOYMENT AGREEMENTS

     Effective as of February 23, 1993, Mr. Hogan and the Company entered into a four year employment agreement which is automatically renewable for successive one year terms unless either party provides 180 days written notice to the other party. Mr. Hogan will receive an annual base salary of not less than $500,000 and may participate in any bonus program established for executives of the Company and in any benefits provided to employees of the Company. Termination of the agreement by the Company other than for cause will result in payment of the annual base salary amount that would have been payable had his employment with the Company continued until the expiration of the employment term plus any annual bonus for the year of termination. He will receive a minimum of four weeks paid vacation per year. The Company reimbursed Mr. Hogan for relocation expenses as noted in the Summary Compensation Table. The Company purchased Mr. Hogan's house in Knoxville, Tennessee for $1,100,000, based on an appraised value, and agreed to pay his monthly mortgage on that residence plus certain maintenance and insurance costs through the date of sale, which took place on November 30, 1994. Mr. Hogan received SARs with respect to 984,876 shares of the Company's Common stock at an exercise price of $8.25 per share. The SARs vest over a four year period and are exercisable until February 23, 2003. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in control, whether or not Mr. Hogan has elected to resign, all unvested SARs will vest immediately prior to the change in control and shall remain exercisable for a one year period. The SARs may be exercised for cash or, so long as the Company is a public company, for shares of the Company's Common Stock equal to the excess of the fair market value of each share of Common Stock over $8.25. The SARs also will vest in the event of death or disability. In addition, resignation by Mr. Hogan following a change in control may result in entitlement to all unpaid compensation through the term of the contract. A change in control will be deemed to occur if TCI ceases to be the sole beneficial owner of the Company's voting securities having a majority of the outstanding voting power of the Company or if TCI experiences a change in control, or if the assets of the Company are sold to a non-affiliate of TCI. Mr. Hogan may not compete with the Company during his employment term and is prohibited from disclosing information relating to the business practices of the Company.

     Effective as of August 16, 1994, Mr. Dyer and the Company entered into a five year employment agreement which is automatically renewable for successive one year terms unless either party provides 180 days' written notice to the other party. Mr. Dyer will receive an annual base salary of not less than $500,000, increased at least four percent annually, and may participate in any bonus program established for executives of the Company and in any benefits provided to employees of the Company. Under the employment agreement, the Company loaned Mr. Dyer $1,000,000 at an interest rate of 5.80 percent per annum due on the earlier of August 26, 1996 or termination of employment. In general, the agreement provides for forgiveness of the loan during Mr. Dyer's employment with the Company as follows: $500,000 plus accrued interest on January 1, 1995; $250,000 plus accrued interest on July 1, 1995; and $250,000 plus accrued interest on August 16, 1996. Termination of Mr. Dyer's employment by the Company other than for cause will result in payment of the annual base salary amount that would have been payable had his employment with the Company continued until the expiration of the employment term plus any annual bonus for the year of termination, and forgiveness of the loan. He will receive a minimum of four weeks paid vacation per year. The Company reimbursed Mr. Dyer for relocation expenses. The Company purchased Mr. Dyer's home in Madison, Wisconsin, for $649,000 based on an appraised value. Mr. Dyer received stock options with respect to 1,500,000 shares of the Company's common stock at an exercise price of $11.50 per share. The stock options vest twenty percent per year over a five year period and are exercisable until August 16, 2004. The stock options will fully vest and be exercisable for a one year period upon termination of employment (other than for cause), for certain actions or failure to act by the Company in accordance with the contract, upon change of control of the Company, or in the event of death. If Mr. Dyer resigns from the Company for reasons other than change of control, or is terminated for cause, his vested options will be exercisable for a one year period. If employment terminates as a result of disability, the options will lapse at the earlier of the end of the ten year term or the end of a period equal to one month for each full or partial year of employment with the Company from the most recent date of employment. The Company will also reimburse Mr. Dyer up to $10,000 per year for a flight training course. In addition, resignation by Mr. Dyer following a change in control may result in entitlement to all unpaid compensation through the term of the contract. A change in control will be deemed to occur if TCI ceases to be the sole beneficial owner of the Company's voting securities having a majority of the outstanding voting power of the Company, if TCI experiences a change in control, or if the assets of the Company are sold to a non-affiliate of TCI. Mr. Dyer may not compete with the Company during his employment term and is prohibited from disclosing information relating to the business practices of the Company.

     In September 1993, Mr. McMullen and the Company entered into a two year employment arrangement. Under this arrangement, Mr. McMullen will receive a base annual compensation of $220,000 and was guaranteed a $50,000 bonus in year one of his employment. Mr. McMullen was also granted, under the Employee Option Plan, options to purchase 100,000 shares of the Company's Common Stock.

     In December 1993, Mr. Le Brun and the Company entered into a two year employment arrangement. Under this arrangement, Mr. Le Brun was to receive a base annual compensation of $175,000 and $200,000 in years one and two of his employment arrangement, respectively. Subsequently, Mr. Le Bruns's salary was increased to $200,000 in June 1994 and $225,000 in November 1994. Mr. Le Brun was also guaranteed a $50,000 bonus in year one of his employment, with a maximum potential bonus of $150,000 over the term of his employment arrangement. In January 1995, he received a $75,000 bonus. Mr. Le Brun was also provided with $2,000 a month allowance for housing and related taxes and was granted options to purchase 100,000 shares of the Company's Common Stock under the Employee Option Plan.

     In 1994, the Company entered into agreements with Celia H. Bachman, former Senior Vice President, General Counsel and Secretary of the Company, and L. Douglas Bailey relating to their separation from the Company. Under the terms of Ms. Bachman's agreement, effective January 7, 1994, she was paid $359,238 in a lump sum distribution and immediately vested in options for 12,000 shares of Common Stock granted pursuant to the Employee Option Plan. Under the terms of Mr. Bailey's agreement, effective December 31, 1994, he received $150,000 in January 1995 and will receive $247,500 over a 12-month period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Bennett and Draper, each of whom is an officer of Liberty, serve with Mr. Hindery on the Compensation Committee. See "CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS."

     On April 28, 1992, the Company purchased 100,000 non-voting shares of Series A Preferred Stock, par value $.01 per share, of NRI for $10,000,000 in cash and services. The shares of Series A Preferred Stock are convertible into a total of 6,000,000 shares of NRI Common Stock and contain certain liquidation preferences. J. Anthony Forstmann, the Co-Chairman of NRI, was subsequently appointed to the Board of the Company. Gerald F. Hogan and Peter M. Kern serve on the Board of Directors of NRI. Mr. Hogan and Mr. Kern each have been granted options to purchase 45,000 shares of common stock of NRI at an exercise price of $3.75 per share which vest in equal installments over a three year period commencing August 12, 1994.

     In the normal course of conducting its electronic retailing business, the Company's principal operating subsidiary, HSC, enters into agreements with the operators of cable television systems and operators of broadcast television stations for the carriage of HSC programming. During 1994, HSC entered into agreements with cable operators which are affiliates of TCI. These long-term contracts provide for a minimum subscriber guarantee and incentive payments based on the number of subscribers. Commitments under these contracts were approximately $34,272,000, of which $8,261,000 was paid in 1994. The balance of $26,011,000 will be paid in 1995. Payments under these contracts for cable commissions and advertising were $6,638,000 for the year ended December 31, 1994. Robert R. Bennett and John M. Draper, who serve on the Board, are officers of Liberty.

     HSC's programming is carried by cable systems which are operated by InterMedia. Mr. Hindery is the managing general partner of InterMedia and TCI has a 40% limited partnership interest in InterMedia. HSC and InterMedia entered into agreements both prior and subsequent to Mr. Hindery's appointment to the Board. These agreements contain terms and conditions which are consistent with HSC's other cable agreements. During 1994, HSC entered into a new agreement with InterMedia. Commitments under this contract for cable distribution fees of $412,000 were incurred and paid in 1994. In addition, payments to InterMedia for cable commissions and advertising were $631,000 in 1994.

             COMPENSATION/BENEFITS COMMITTEE REPORT TO SHAREHOLDERS

     The Compensation Committee is responsible for establishing the Company's executive compensation policy, setting compensation and related performance goals for the Company's senior executives, and administering the Company's 401(k) Plan, the Employee Option Plan, the Award Program, the Stock Purchase Plan and the Equity Plan.

     The goal of the Compensation Committee is to attract and retain highly qualified executive officers and key employees, which if properly accomplished, will enhance stockholder value. The Compensation Committee believes that a link should exist between executive compensation and appreciation in the price of the Company's common stock. The Compensation Committee believes it has followed this strategy by developing and implementing a compensation policy which seeks to attract talented executives and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing an aggregate competitive compensation package consisting of cash compensation and permitting executive officers to obtain an ownership stake in the Company commensurate with their relative levels of experience and responsibility.

     In establishing compensation for its senior executive officers, the Compensation Committee follows its belief that the total compensation package should be at or near median market rates in the telecommunications and retail industries for seasoned executives with the necessary business experience and acumen. Compensation for executives may be reviewed periodically by the Compensation Committee and may be adjusted based on, among other things, a subjective determination that the individual's contribution to the Company has increased and increases in median competitive pay levels. During 1994, the Compensation Committee increased the base salaries of certain of the Company's senior executives. The determination to increase salary levels was based in part on the recommendations of a national compensation consultant who completed a competitive market survey for certain executive positions at the Company in November 1993. The companies surveyed were in the telecommunications and retail industries, as well as certain other industries, with sales in the $1.0 billion to $1.2 billion range. Management relied on the survey results during 1994 as well as its subjective judgment in determining executive compensation. The Company has agreed to retain a national benefits consulting firm to undertake a review of certain aspects of the Company's compensation programs with special emphasis on the merchandising and management information systems departments to help the Company remain competitive in attracting and retaining executives.

     Periodic grants of stock options and stock to executive officers and other key employees which vest over time, are intended to foster a long-term commitment to the Company and motivate executives to improve long-term stock market performance. Stock options are granted under the Employee Option Plan at the prevailing market value and will permit the holder to participate in increases in the Company's Common Stock price following the date of grant. Generally, grants vest in equal amounts over five years, and executives must be employed by the Company to vest in the options. During 1994, the Committee elected to extend participation in the Employee Option Plan to a broader base of employees, and increased the number of employees granted stock options from approximately 100 employees to approximately 400 employees. During the year, options to purchase 3,316,000 shares of Common Stock were granted with exercise prices ranging from $10.25 to $12.25 to employees including 1,812,500 options granted to executive officers, 1,500,000 of which were granted to Mr. Dyer as part of his employment agreement, at an exercise price of $11.50. In determining the number of options to grant to a particular employee, the Compensation Committee relies heavily on recommendations of management which are based on a number of factors, including job responsibility, salary, title, the number of options previously granted and tenure with the Company. Then, the Committee makes a subjective determination as to whether the recommendation of management is appropriate.

     Shares of stock have been granted to a broad spectrum of employees, including executive officers, under the Award Program. Both management and the Compensation Committee have from time to time in the past, and may, in the future, make a subjective determination as to the number of shares to grant to a particular employee. The shares granted under the Award Program vest equally over a period of five years. No previously forfeited shares of employees were reallocated under the Award Program during 1994.

     The Compensation Committee also notes that the Company's Stock Price Performance Graph utilizes the Standard and Poor's Retail Specialty Index as the Company's peer group. Due to the hybrid nature of the Company's business, which is based on the telecommunications industry as well as the retail industry, the Compensation Committee believes that it is appropriate to consider compensation based on comparable levels in both industries. Therefore, the management of the Company and the Compensation Committee do not restrict compensation comparisons to the Standard and Poor's Retail Specialty Index.

     The Compensation Committee also may consider performance-based bonuses for certain selected employees. An executive bonus program was implemented in 1994 based on the Company achieving specific operating cash flow. The bonus pool was calculated based on a percentage of operating cash flow and provided for possible bonuses ranging from 10 percent to 25 percent of annual base cash compensation. Because the operating cash flow requirement was not satisfied, no bonuses were paid under this program in 1994. The Committee has authorized management to develop a bonus program for 1995. The specific elements of the plan have not yet been formulated.

     Mr. Hogan became President and Chief Executive Officer of the Company in February 1993, following the change in control of the Company. Consistent with the Company's philosophy of linking executive compensation closely to enhanced stockholder value, Mr. Hogan's compensation is governed by the terms of a four year employment agreement and is significantly dependent upon the market performance of the Company's Common Stock through the grant of SARs. His base salary is identical to that of his predecessor. The number of SARs granted to Mr. Hogan was based on one percent of the Company's issued and outstanding shares of Common Stock at Mr. Hogan's date of hire. The level of SARs was determined through negotiations prior to Mr. Hogan joining the Company.

     Mr. Dyer became Chief Operating Officer of the Company in August 1994. Mr. Dyer's compensation package, including the grant of stock options to purchase
1.5 million shares of the Company's Common Stock and a $1.0 million loan which will be forgiven over a two year period, was negotiated between the Company and Mr. Dyer.

     Generally, the Compensation Committee expects that the compensation packages granted to executives will be consistent with the limits established by the Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers to $1,000,000. However, depending upon the date of exercise and the fair market value of the Company's Common Stock upon exercise, the SARs granted to Mr. Hogan may cause the Company to exceed the deductibility limits of Section 162(m).

     The Compensation Committee approved severance arrangements for three executive officers during 1994. The Company does not have a formal severance policy for executive officers. The Compensation Committee took into account the executives' positions and relative contributions to the operation of the Company in rendering a subjective determination as to their cash severance compensation packages. Vesting in non-cash compensation was governed by the terms of the Employee Option Plan and the Award Program.

                        COMPENSATION/BENEFITS COMMITTEE

                               Robert R. Bennett
                                 John M. Draper
                              Leo J. Hindery, Jr.

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock, Standard & Poor's 500 Index and Standard & Poor's Retail Specialty Index (the "Peer Group").

              HOME SHOPPING NETWORK, INC. STOCK PRICE PERFORMANCE

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                   HOME SHOPPING NETWORK, S&P 500, PEER GROUP
                    (PERFORMANCE THROUGH DECEMBER 31, 1994)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             HSN           S&P 500       PEER GROUP
1989                                    100.00          100.00          100.00
1990                                     55.17           96.83           92.45
1991                                     81.03          126.41          149.67
1992                                    117.93          136.25          166.36
1993                                    229.48          150.00          169.83
1994                                    154.27          151.97          142.51

     Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in HSN common stock, S&P 500, and Peer Group.

                                                        Source: Value Line, Inc.
---------------

* Cumulative total return assumes reinvestment of dividends.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     On December 28, 1992, the Company distributed all of the shares of capital stock of Silver King Communications, Inc. ("SKC"), its former wholly-owned subsidiary, to the stockholders of record of the Company (the "Silver King Distribution"). Liberty has an assignable, irrevocable option to purchase a controlling interest in SKC which has been extended to February 11, 1999. The exercise price of the option is $1.25 per share through February 11, 1995, with the exercise price increasing in the amount of $.25 each year thereafter. The exercisability of the option is subject to certain government approvals and other conditions.

     HSC has agreements with stations owned by SKC for carriage of the Company's programming. Expense under these agreements in 1994 was approximately $42,415,000. During 1994, SKC paid $148,156,000 to the Company under an outstanding loan agreement, which was fully repaid on August 1, 1994.

     During 1994, a subsidiary of the Company and Black Entertainment Television, Inc. ("BET") entered into an agreement to promote a direct response marketing program and a shop-at-home show concept known as BET Shop. The parties continue to test the BET Shop concept. TCI beneficially owns an 18.3% interest in BET.

     See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Compensation Committee Interlocks and Insider Participation."

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditor since the fiscal year ending August 31, 1990. On February 23, 1993, the Company dismissed Deloitte & Touche LLP as its auditors when the Board of Directors voted unanimously to retain the services of KPMG Peat Marwick LLP as auditors to examine the books and accounts of the Company for the fiscal year ending August 31, 1993. The decision to dismiss Deloitte & Touche LLP and engage new auditors followed Liberty's acquisition of 20,000,000 shares of Class B Common Stock, which represents voting control of the Company. On July 13, 1993, the Board of Directors of the Company approved a change of the Company's fiscal year end to December 31, effective January 1, 1993. Subsequent to the change in the Company's fiscal year end, KPMG Peat Marwick LLP was engaged as auditors to examine the books and records of the Company for the four months ended December 31, 1992, and the years ended December 31, 1993 and 1994.

     Neither Deloitte & Touche LLP's report dated October 15, 1992 on the Company's financial statements for the year ended August 31, 1992, nor its report dated November 13, 1991, for the year ended August 31, 1991, contained an adverse opinion or a disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's two fiscal years ended August 31, 1992 and 1991, and the subsequent interim period through February 23, 1993, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with Deloitte & Touche LLP's report on the Company's financial statements for such periods.

     During the Company's two fiscal years ended August 31, 1992 and 1991, and the subsequent interim period ended February 23, 1993, Deloitte & Touche LLP did not advise the Company as to the presence of any reportable event as described in Item 304 of Regulation S-K.

     The Company has not, during its two fiscal years ended August 31, 1992 and 1991 and the subsequent interim period ended February 23, 1993, consulted with KPMG Peat Marwick LLP regarding the type of audit opinion that might be rendered on the Company's financial statements.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they desire to do so.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the Annual Meeting of stockholders in 1996 must be received by the Company prior to November 15, 1995, in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If any matters are brought before the meeting, however, Gerald F. Hogan, who is President and Chief Executive Officer of the Company and the proxy agent named in the enclosed proxy, will vote on such matters in accordance with his best judgment.

                                          By Order of the Board of Directors,

                                          BARRY AUGENBRAUN
                                          ----------------
                                          BARRY AUGENBRAUN
                                          Secretary

March 30, 1995
St. Petersburg, Florida

                         (HOME SHOPPING NETWORK LOGO)

                                                                      APPENDIX A

                          HOME SHOPPING NETWORK, INC.

                              REVOCABLE PROXY FOR
                      MAY 10, 1995 MEETING OF STOCKHOLDERS
                                  COMMON STOCK

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME SHOPPING
                                 NETWORK, INC.

    The undersigned hereby appoints Gerald F. Hogan, President and Chief Executive Officer of Home Shopping Network, Inc. (the "Company"), proxy with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida, 10:00 a.m., Eastern Daylight Time on May 10, 1995, or at any adjournment thereof, as follows, and to act upon such matters as may properly come before the meeting, as determined in the best judgment of the President and Chief Executive Officer of the Company, hereby revoking any proxy previously given:

1. Election of directors.

   / /  FOR the nominees listed below                  / /  WITHHOLD AUTHORITY to vote (except as marked to the
                                                            contrary below) for the nominees listed below

  (INSTRUCTION: TO WITHHOLD authority to vote for any individual nominee, strike a line through the nominee named in the list below.)

Robert R. Bennett             J. Anthony Forstmann             Gerald F. Hogan
John M. Draper                Leo J. Hindery, Jr.              George C. McNamee
David F. Dyer

2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.
  / /  FOR                  / /  AGAINST                  / /  ABSTAIN

                                                       (Continued on other side)

    All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

    Shares represented by this proxy will be voted as directed by the stockholder. If no direction is supplied, the proxy will be voted "FOR" proposals 1 and 2.

                                                Dated
                                                     ---------------------------

                                                --------------------------------
                                                  (Please sign exactly as name
                                                        appears hereon)

                                                --------------------------------
                                                (If stock is owned by more than
                                                one person, all owners should
                                                sign. Persons signing as
                                                executors, administrators,
                                                trustees or in similar
                                                capacities should so indicate.)